Exhibit 99.1

2U Reports Results for Second Quarter 2022

Implements Plan to Accelerate Platform Strategy and Deliver Sustainable Profitability

Expects Increased Marketing Efficiency and an Additional $70 Million in Annual Operating Expense Savings

LANHAM, Md. — July 28, 2022 — 2U, Inc. (Nasdaq: TWOU), a leading online education platform company, today reported financial and operating results for the quarter ended June 30, 2022. The company also announced a realignment of its operations to accelerate its platform strategy and drive sustainable profitability and free cash flow. As part of this plan, the company implemented a new marketing framework, resulting in lower marketing spend late in the second quarter, which impacted results in the period.

Results for Second Quarter 2022 Compared to Second Quarter 2021

•	Revenue increased 2% to $241.5 million

•	Degree Program Segment revenue decreased 2% to $143.1 million

•	Alternative Credential Segment revenue increased 8% to $98.4 million

•	Net loss increased $41.0 million to $62.9 million, or $0.82 per share

Non-GAAP Results for Second Quarter 2022 Compared to Second Quarter 2021

•	Adjusted EBITDA increased $4.8 million to $21.9 million

•	Adjusted net loss increased $0.8 million to $7.5 million, or $0.10 per share

“We are taking significant action to accelerate 2U’s transition to a platform company under the edX brand and unify our product and marketing strategy to create the world’s leading free-to-degree online learning marketplace,” said 2U Co-Founder and CEO Christopher “Chip” Paucek. “Operating as one powerful brand and platform enables the company to pursue sustainable profitability, while building a stronger, more agile business that we believe will deliver greater value for learners, partners, and shareholders and drive the future of education for the long term.”

Paul Lalljie, 2U’s Chief Financial Officer, added, “In the second quarter we took important steps to align our organizational and cost structure to deliver sustained profitable growth and free cash flow. Our results for the quarter and our updated guidance reflect the shift in focus to more profitable growth resulting from the acceleration of our platform strategy. We expect that this plan will drive significant improvement to adjusted EBITDA for full-year 2022 and will generate positive free cash flow for full-year 2023.”

Discussion of Second Quarter 2022 Results

Revenue for the second quarter totaled $241.5 million, a 1.8% increase from $237.2 million in the second quarter of 2021. This increase includes $10.0 million from edX, acquired in the fourth quarter of 2021. Revenue from the Degree Program Segment decreased $3.1 million, or 2.1%, primarily due to a 1.9% decrease in average revenue per FCE enrollment, from $2,420 to $2,373. Revenue from the Alternative Credential Segment increased $7.4 million, or 8.1%, primarily due to the addition of edX offerings and a 1.2% increase in average revenue per FCE enrollment, from $3,843 to $3,891, partially offset by a decrease in FCE enrollments of 236, or 1.0%.

Costs and expenses for the second quarter totaled $289.4 million, a 5.5% increase from $274.3 million in the second quarter of 2021. This increase includes $17.1 million of operating expense related to edX. The remaining change was primarily driven by higher restructuring charges associated with the realignment plan, partially offset by lower personnel and personnel-related expense and marketing spend.

As of June 30, 2022, the company’s cash, cash equivalents, and restricted cash totaled $237.8 million, a decrease of $12.1 million from $249.9 million as of December 31, 2021. Cash provided by operations of $28.6 million for the six months ended June 30, 2022 was offset by cash used in investing activities of $35.2 million and cash used in financing activities of $3.0 million. Unlevered cash flow for the last twelve months ended June 30, 2022 was $11.5 million, a $45.6 million improvement compared to a negative unlevered cash flow of $34.1 million for the last twelve months ended March 31, 2022.

Business Outlook for Fiscal Year 2022

The company provided updated guidance for the full-year 2022 for the following metrics:

•	Revenue to exceed $960 million, representing growth of 2%

•	Net loss to range from $240 million to $230 million

•	Adjusted EBITDA to range from $105 million to $115 million, representing growth of 65% at the midpoint

Strategic Update

2U also announced today the implementation of a plan to accelerate its transition to a platform company and align its cost structure and strategy. The plan reorients the company around the edX platform, allowing it to pursue a portfolio-based marketing strategy that drives traffic to the edX marketplace. The plan is designed to achieve durable growth that increases profitability by simplifying the current executive structure to reduce silos, reducing employee headcount, optimizing marketing spend and rationalizing the company’s real estate footprint.

As part of the plan, Harsha Mokkarala, 2U’s current Chief Data Scientist, will now serve as the company’s Chief Revenue Officer, and Anant Agarwal, founder of edX and 2U’s current Chief Open Education Officer, will serve as Chief Platform Officer. In their new roles, Mr. Mokkarala will focus on optimizing marketing spend while continuing to drive growth and Mr. Agarwal will be responsible for leading the company’s unified product and technology strategy.

The company expects that implementation of the headcount reductions will be completed in the third quarter of 2022 while the remainder of the plan is expected to be completed by the end of 2022. The company expects to generate marketing efficiency and an additional $70 million in annualized cost savings, primarily due to savings associated with headcount reduction and reduced real estate costs. The company estimates it will incur aggregate restructuring costs associated with the plan ranging from approximately $35 million to $40 million.

Additional Leadership Update

The company’s Chief Operating Officer, Mark Chernis, has also decided to step down from his role at the company to pursue other professional opportunities, effective October 3, 2022, at which time he will transition to a consulting capacity.

“On behalf of 2U’s Board of Directors, executive management and employees, I would like to thank Mark for his 14 years of service to the company, first as a director then as an officer. Mark has been a great friend and colleague and his leadership and contributions have been integral in making 2U the company that it is today,” said Mr. Paucek.

Non-GAAP Measures

To provide investors and others with additional information regarding 2U’s results, the company has disclosed the following non-GAAP financial measures: adjusted EBITDA (loss), unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share. The company has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. The company defines adjusted EBITDA (loss) as net income or net loss, as applicable, before net interest income (expense), other income (expense), net, taxes, depreciation and amortization expense, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, losses on debt extinguishment, and stock-based compensation expense. The company defines unlevered free cash flow as net cash provided by (used in) operating activities, less capital expenditures, payments to university clients, certain non-ordinary cash payments, and cash interest payments on debt. The company defines adjusted net income (loss) as net income or net loss, as applicable, before other income (expense), net, acquisition-related gains or losses, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, losses on debt extinguishment, and stock-based compensation expense. Adjusted net income (loss) per share is calculated as adjusted net income (loss) divided by diluted weighted-average shares of common stock outstanding for periods that result in adjusted net income, and basic weighted-average shares outstanding for periods that result in an adjusted net loss. Some of the adjustments described in the definitions of adjusted EBITDA (loss), unlevered free cash flow, and adjusted net income (loss) may not be applicable in any given reporting period and they may vary from period to period.

The company’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, to understand cash that is generated by or available for operational expenses and investment in the business after capital expenditures, for internal budgeting and forecasting purposes, for short- and long-term operating plans, and to evaluate the company’s financial performance. Management believes these non-GAAP financial measures reflect the company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the company’s business as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the company’s operating results and prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The use of adjusted EBITDA (loss), unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share measures has certain limitations, as they do not reflect all items of income and expense that affect the company’s operations. The company compensates for these limitations by reconciling the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review the company’s financial information in its entirety and not rely on a single financial measure.

Conference Call Information

What:	2U’s second quarter 2022 financial results conference call
When:	Thursday, July 28, 2022
Time:	4:30 p.m. ET
Live Call:	(888) 330-2446
Conference ID #:	1153388
Webcast:	investor.2U.com

About 2U, Inc. (Nasdaq: TWOU)

For more than a decade, 2U, Inc. has been the digital transformation partner of choice to great non-profit colleges and universities delivering high-quality online education at scale. As the parent company of edX, a leading global online learning platform, 2U provides over 45 million learners with access to world-class education in partnership with more than 230 colleges, universities, and corporations. Our people and technology are powering more than 4,000 digital education offerings — from free courses to full degrees — and helping unlock human potential. To learn more: visit 2U.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding 2U, Inc.’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding future results of operations and financial position of 2U, including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. 2U has based these forward-looking statements largely on its estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. The company undertakes no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, but not limited to:

•	trends in the higher education market and the market for online education, and expectations for growth in those markets;

•	the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;

•	the impact of competition on the company’s industry and innovations by competitors;

•	the company’s ability to comply with evolving regulations and legal obligations related to data privacy, data protection and information security;

•	the company’s expectations about the potential benefits of its cloud-based software-as-a-service technology and technology-enabled services to university clients and students;

•	the company’s dependence on third parties to provide certain technological services or components used in its platform;

•	the company’s expectations about the predictability, visibility and recurring nature of its business model;

•	the company’s ability to meet the anticipated launch dates of its degree programs, executive education offerings and boot camps;

•	the company’s ability to acquire new university clients and expand its degree programs, executive education offerings and boot camps with existing university clients;

•

the company’s ability to successfully integrate the operations of its acquisitions, including the edX acquisition, to achieve the expected benefits of its acquisitions and manage, expand and grow the combined company;

•	the company’s ability to refinance its indebtedness on attractive terms, if at all, to better align with its focus on profitability;

•

the company’s ability to service its substantial indebtedness and comply with the covenants and conversion obligations contained in the indenture governing its convertible senior notes and the term loan agreement governing its term loan facility;

•	the company’s ability to generate sufficient future operating cash flows from recent acquisitions to ensure related goodwill is not impaired;

•	the company’s ability to execute its growth strategy in the international, undergraduate and non-degree alternative markets;

•	the company’s ability to continue to recruit prospective students for its offerings;

•	the company’s ability to maintain or increase student retention rates in its degree programs;

•	the company’s ability to attract, hire and retain qualified employees;

•	the company’s expectations about the scalability of its cloud-based platform;

•	potential changes in regulations applicable to the company or its university clients;

•	the company’s expectations regarding the amount of time its cash balances and other available financial resources will be sufficient to fund its operations;

•	the impact and cost of stockholder activism;

•	the impact of the significant decline in the market price of our common stock, including the impairment of goodwill and indefinite-lived assets;

•	the timing, structure and expected impact of our realignment plan and the estimated savings and amounts expected to be incurred in connection therewith;

•	the impact of any natural disasters or public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic;

•	the company’s expectations regarding the effect of the capped call transactions and regarding actions of the option counterparties and/or their respective affiliates; and

•	other factors beyond the company’s control.

These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and other SEC filings. Moreover, 2U operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for 2U management to predict all risks, nor can 2U assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements 2U may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Investor Relations Contact: investorinfo@2U.com

Media Contact: media@2U.com

2U, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$220,807	$232,932
Restricted cash	16,978	16,977
Accounts receivable, net	69,844	67,287
Other receivables, net	30,938	29,439
Prepaid expenses and other assets	80,400	47,217

Total current assets	418,967	393,852
Other receivables, net, non-current	21,284	21,568
Property and equipment, net	50,731	48,650
Right-of-use assets	71,282	76,841
Goodwill	788,021	834,539
Intangible assets, net	611,886	665,523
Other assets, non-current	71,063	68,033

Total assets	$2,033,234	$2,109,006

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$150,081	$164,723
Deferred revenue	132,472	91,926
Lease liability	11,934	13,985
Accrued restructuring liability	16,385	1,735
Other current liabilities	93,089	61,138

Total current liabilities	403,961	333,507
Long-term debt	927,746	845,316
Deferred tax liabilities, net	1,142	1,726
Lease liability, non-current	94,094	98,666
Other liabilities, non-current	641	636

Total liabilities	1,427,584	1,279,851

Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 77,219,835 shares issued and outstanding as of June 30, 2022; 75,754,663 shares issued and outstanding as of December 31, 2021	77	76
Additional paid-in capital	1,668,282	1,735,628
Accumulated deficit	(1,046,453)	(890,638)
Accumulated other comprehensive loss	(16,256)	(15,911)

Total stockholders’ equity	605,650	829,155

Total liabilities and stockholders’ equity	$2,033,234	$2,109,006

2U, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$241,464	$237,209	$494,793	$469,682
Costs and expenses
Curriculum and teaching	32,145	34,788	65,375	67,936
Servicing and support	37,061	34,865	76,685	68,049
Technology and content development	45,616	42,509	96,673	85,433
Marketing and sales	116,350	114,644	247,332	227,881
General and administrative	41,523	46,160	91,758	92,787
Restructuring charges	16,753	1,334	17,540	1,819
Impairment charges	—	—	58,782	—

Total costs and expenses	289,448	274,300	654,145	543,905

Loss from operations	(47,984)	(37,091)	(159,352)	(74,223)
Interest income	241	352	498	714
Interest expense	(13,906)	(8,188)	(27,796)	(16,069)
Loss on debt extinguishment	—	(1,101)	—	(1,101)
Other income (expense), net	(1,367)	24,070	(2,397)	23,155

Loss before income taxes	(63,016)	(21,958)	(189,047)	(67,524)
Income tax benefit	164	127	415	129

Net loss	$(62,852)	$(21,831)	$(188,632)	$(67,395)

Net loss per share, basic and diluted	$(0.82)	$(0.29)	$(2.46)	$(0.91)

Weighted-average shares of common stock outstanding, basic and diluted	77,059,157	74,421,911	76,667,681	74,051,220

Other comprehensive income (loss)
Foreign currency translation adjustments, net of tax of $0 for all periods presented	(7,674)	2,977	(345)	2,172

Comprehensive loss	$(70,526)	$(18,854)	$(188,977)	$(65,223)

2U, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(188,632)	$(67,395)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash interest expense	5,664	11,447
Depreciation and amortization expense	65,757	51,409
Stock-based compensation expense	46,773	49,723
Non-cash lease expense	11,405	8,644
Provision for credit losses	4,610	3,551
Loss on debt extinguishment	—	1,101
Gain on sale of investment	—	(27,875)
Impairment charges	58,782	—
Other	2,920	1,759
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Accounts receivable, net	(6,632)	(58,847)
Other receivables, net	(2,790)	(14,738)
Prepaid expenses and other assets	2,585	(1,030)
Accounts payable and accrued expenses	3,484	15,888
Deferred revenue	45,549	34,697
Other liabilities, net	(20,831)	(10,528)

Net cash provided by (used in) operating activities	28,644	(2,194)
Cash flows from investing activities
Purchase of a business, net of cash acquired	5,010	—
Additions of amortizable intangible assets	(34,854)	(29,867)
Purchases of property and equipment	(5,218)	(2,452)
Purchase of investment	—	(1,000)
Proceeds from sale of investment	—	37,875
Advances made to university clients	(310)	—
Advances repaid by university clients	200	200
Other	(7)	56

Net cash (used in) provided by investing activities	(35,179)	4,812
Cash flows from financing activities
Proceeds from debt	385	469,595
Payments on debt	(3,793)	(703)
Payment of debt issuance costs	—	(10,258)
Tax withholding payments associated with settlement of restricted stock units	(1,741)	(14,114)
Proceeds from exercise of stock options	892	4,270
Proceeds from employee stock purchase plan share purchases	1,282	1,773

Net cash (used in) provided by financing activities	(2,975)	450,563
Effect of exchange rate changes on cash	(2,614)	(713)

Net (decrease) increase in cash, cash equivalents and restricted cash	(12,124)	452,468
Cash, cash equivalents and restricted cash, beginning of period	249,909	518,866

Cash, cash equivalents and restricted cash, end of period	$237,785	$971,334

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA to net loss for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except share and per share amounts)
Net loss	$(62,852)	$(21,831)	$(188,632)	$(67,395)
Stock-based compensation expense	22,349	24,776	46,773	49,723
Other (income) expense, net	1,367	(24,070)	2,397	(23,155)
Amortization of acquired intangible assets	15,838	10,560	33,329	21,032
Income tax benefit on amortization of acquired intangible assets	(440)	(301)	(875)	(594)
Impairment charges	—	—	58,782	—
Loss on debt extinguishment	—	1,101	—	1,101
Restructuring charges	16,753	1,334	17,540	1,819
Other*	(558)	1,671	4,682	2,132

Adjusted net loss	(7,543)	(6,760)	(26,004)	(15,337)

Net interest expense	13,665	7,836	27,298	15,355
Income tax expense	276	174	460	465
Depreciation and amortization expense	15,504	15,862	32,428	30,377

Adjusted EBITDA	$21,902	$17,112	$34,182	$30,860

Net loss per share, basic and diluted	$(0.82)	$(0.29)	$(2.46)	$(0.91)

Adjusted net loss per share, basic and diluted	$(0.10)	$(0.09)	$(0.34)	$(0.21)

Weighted-average shares of common stock outstanding, basic and diluted	77,059,157	74,421,911	76,667,681	74,051,220

*

Includes (i) transaction and integration expense of $1.0 million and $1.7 million for the three months ended June 30, 2022 and 2021, respectively, and $3.4 million and $1.7 million for the six months ended June 30, 2022 and 2021, respectively, and (ii) stockholder activism and litigation-related (recoveries) expense of $(1.6) million and zero for the three months ended June 30, 2022 and 2021, respectively, and $1.3 million and $0.4 million for the six months ended June 30, 2022 and 2021, respectively.

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Three Months Ended June 30,		Three Months Ended June 30,		Three Months Ended June 30,
	2022	2021	2022	2021	2022	2021
	(in thousands)
Net (loss) income	$(10,488)	$13,491	$(52,364)	$(35,322)	$(62,852)	$(21,831)
Adjustments:
Stock-based compensation expense	12,270	16,897	10,079	7,879	22,349	24,776
Other (income) expense, net	695	(27,745)	672	3,675	1,367	(24,070)
Net interest expense (income)	13,732	7,835	(67)	1	13,665	7,836
Income tax expense (benefit)	13	75	(177)	(202)	(164)	(127)
Depreciation and amortization expense	13,610	13,752	17,732	12,670	31,342	26,422
Loss on debt extinguishment	—	1,101	—	—	—	1,101
Restructuring charges	10,252	1,154	6,501	180	16,753	1,334
Other	(545)	1,413	(13)	258	(558)	1,671

Total adjustments	50,027	14,482	34,727	24,461	84,754	38,943

Total adjusted EBITDA (loss)	$39,539	$27,973	$(17,637)	$(10,861)	$21,902	$17,112

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Six Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021	2022	2021
	(in thousands)
Net (loss) income	$(21,270)	$929	$(167,362)	$(68,324)	$(188,632)	$(67,395)
Adjustments:
Stock-based compensation expense	25,635	33,420	21,138	16,303	46,773	49,723
Other (income) expense, net	1,247	(27,683)	1,150	4,528	2,397	(23,155)
Net interest expense (income)	27,434	15,415	(136)	(60)	27,298	15,355
Income tax expense (benefit)	(89)	150	(326)	(279)	(415)	(129)
Depreciation and amortization expense	27,503	27,259	38,254	24,150	65,757	51,409
Impairment charges	—	—	58,782	—	58,782	—
Loss on debt extinguishment	—	1,101	—	—	—	1,101
Restructuring charges	10,941	1,427	6,599	392	17,540	1,819
Other	3,956	1,843	726	289	4,682	2,132

Total adjustments	96,627	52,932	126,187	45,323	222,814	98,255

Total adjusted EBITDA (loss)	$75,357	$53,861	$(41,175)	$(23,001)	$34,182	$30,860

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of unlevered free cash flow to net cash (used in) provided by operating activities for each of the twelve-month periods indicated.

	Twelve Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(in thousands)
Net cash provided by (used in) operating activities	$12,765	$(25,766)	$(18,074)	$33,325
Additions of amortizable intangible assets	(65,533)	(63,814)	(60,546)	(61,213)
Purchases of property and equipment	(12,555)	(10,716)	(9,788)	(6,398)
Payments to university clients	7,025	7,150	6,800	8,800
Non-ordinary cash payments*	25,229	23,943	22,193	11,199

Free cash flow	(33,069)	(69,203)	(59,415)	(14,287)
Cash interest payments on debt	44,532	35,082	25,537	9,046

Unlevered free cash flow	$11,463	$(34,121)	$(33,878)	$(5,241)

*	Includes transaction, integration, restructuring-related, stockholder activism, and litigation-related expense.

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA guidance to net loss guidance, at the midpoint of the ranges provided by the company, for the period indicated.

Year Ending December 31, 2022
(in millions)
Net loss	$(235.0)
Stock-based compensation expense	79.0
Other expense, net	2.0
Amortization of acquired intangible assets	65.0
Impairment charges	59.0
Restructuring	24.0
Other	2.0

Adjusted net loss	(4.0)

Net interest expense	60.0
Income tax benefit	(1.0)
Depreciation and amortization expense	55.0

Adjusted EBITDA	$110.0

2U, Inc.

Key Financial Performance Metrics

(unaudited)

Full Course Equivalent Enrollments

Degree Program Segment*

The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Degree Program Segment for the last eight quarters.

	Q2 ‘22	Q1 ‘22	Q4 ‘21	Q3 ‘21	Q2 ‘21	Q1 ‘21	Q4 ‘20	Q3 ‘20
Degree Program Segment FCE enrollments	60,303	62,609	58,967	57,842	60,429	60,007	58,425	47,842
Degree Program Segment average revenue per FCE enrollment	$2,373	$2,462	$2,585	$2,555	$2,420	$2,431	$2,234	$2,551

Alternative Credential Segment**

The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Alternative Credential Segment for the last eight quarters.

	Q2 ‘22	Q1 ‘22	Q4 ‘21	Q3 ‘21	Q2 ‘21	Q1 ‘21	Q4 ‘20	Q3 ‘20
Alternative Credential Segment FCE enrollments	23,443	22,664	21,153	20,174	23,679	21,078	22,190	23,067
Alternative Credential Segment average revenue per FCE enrollment	$3,891	$4,012	$4,312	$4,193	$3,843	$4,108	$3,821	$3,426

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FCE enrollments and average revenue per FCE enrollment include enrollments in edX degree offerings and revenue from these offerings of $2.8 million and $5.5 million for the three and six months ended June 30, 2022, respectively.

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FCE enrollments and average revenue per FCE enrollment exclude the impact of enrollments in edX offerings and the related revenue of $7.1 million and $15.4 million for the three and six months ended June 30, 2022, respectively.